UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2021

American Homeowner Preservation 2015A+, LLC

(Exact name of registrant as specified in its charter)

Commission File Number: 24R-00035

Delaware (State or other jurisdiction of incorporation or organization)	38-3989694 (IRS Employer Identification Number)

440 S. LaSalle Street, Suite 1110, Chicago, IL (Address of principal executive offices)	60605 (Zip Code)

(866) 247-8326
Registrant’s telephone number, including area code

Class A Interest
(Title of each class of securities issued pursuant to Regulation A)

Table of Contents

Caution Regarding Forward-Looking Statements	1
Item 1. Business	2
The Company and its Affiliates	2
Operating Agreement	3
Management	3
Management Fees	4
Our Affiliates	4
Resolutions	5
Key Positions	5
Loan Servicing	6
Leverage	6
Factors Likely to Impact the Performance of the Company	6
Offices and Employees	7
Our Revenue	8
Our Operating Costs and Expenses	8
The Trust	9
Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operation	9
Operating Results	9
Liquidity and Capital Resources	10
Trends	10
Item 3. Directors and Officers	11
Names, Ages, Etc.	11
Business Experience	11
Legal Proceedings	13
Family Relationships	13
Compensation	13
Overview	13
Management Fee Paid to Managing Member	14
Item 4. Security Ownership of Management and Certain Securityholders	14
Item 5. Interest of Management and Others In Certain Transactions	14
Item 9. Other Information	15
Ownership of Related Entities	14
Activist Legal LLP	15
AHP Servicing LLC	15
AHP Title Holdings LLC	15
Item 7. Financial Statements	15
Exhibits	29
Signatures	30

Part II

Caution Regarding Forward-Looking Statements

The term “forward-looking statements” means any statements, including financial projections, that relate to events or conditions in the future. Often, forward-looking statements include words like “we anticipate,” “we believe,” “we expect,” “we intend,” “we plan to,” “this might,” or “we will.”

In this Annual Report, we make forward-looking statements. For example, the statement “We believe long-term trends favor secondary and tertiary cities” is a forward-looking statement.

Forward-looking statements are, by their nature, subject to uncertainties and assumptions. The statement “We believe long-term trends favor secondary and tertiary cities” is not like the statement “We believe the sun will rise in the East tomorrow.” It is impossible for us to know exactly what is going to happen in the future, or even to anticipate all the things that could happen. Our business could be subject to many unanticipated events, including all of the things we talk about in the “Risks of Investing” section of our Offering Circular, which you can view among our SEC filings on the U.S. Securities and Exchange Commission website.

Consequently, the actual result of investing in the Company could (and almost certainly will) differ from those anticipated or implied in any forward-looking statement, and the differences could be both material and adverse. We do not undertake any obligation to revise, or publicly release the results of any revision to, any forward-looking statements, except as required by law.

Given The Risks And Uncertainties, Please Do Not Place Undue Reliance

On Any Forward-Looking Statements.

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Item 1. Business

American Homeowner Preservation 2015A+, LLC, which we refer to as the “Company,” is a limited liability company organized under the laws of Delaware. The Company pursues two main goals: to generate income for its owners and Investors and to help struggling homeowners through a difficult time.

Regulation A Offering

The Company on May 24, 2018 completed its offering to the public of limited liability company interests denominated as Class A Interests to an offering under Regulation A (the “Offering”) and an Offering Circular dated May 20, 2016, as updated and amended from time to time (the “Offering Circular”). The Offering Circular is available through the SEC’s EDGAR site, www.sec.gov/edgar, and may also be obtained by contacting the Company.

The Offering began on May 20, 2016. As of the conclusion of the Offering, the Company had sold $35,579,904 of Class A Interests. We refer to the purchasers of Class A Interests as “Investors” Or “Class A Members”.

The Company and its Affiliates

The Company was formed to invest in (buy) primarily non-performing mortgage loans, meaning loans that are secured by a mortgage on a principal residence (i.e., somebody’s house) and delinquent in payment (i.e., the homeowner has failed to make one or more payments). We refer to these as “Loans.”

The Loans we bought were often originated or previously owned by financial institutions or hedge funds, such as Citi Mortgage or Wells Fargo. Other originators include Countrywide Financial, Lehman Brothers, and a variety of smaller banks that are now defunct.

We are currently focused on resolving our existing portfolio and redeeming existing investments to return funds to investors. As the real estate market is heated, we are focused on resolving promptly as we are concerned that the market will cool off. Thus, we are not currently buying any Loans and have no plans to buy Loans in the future, Our focus has been on loans in low to moderate income areas, although we may buy loans nationwide across all value levels.

To resolve a Loan, we approach the homeowner, who by definition has been unable to make payments on his or her mortgage. We do not necessarily try to extract the maximum possible value from the Loan. Instead, we work with the homeowner to try to achieve a quick resolution that is acceptable both to the homeowner and to us. Depending on a number of factors, including the income of the homeowner, the local market, and the value of the house, four outcomes are possible:

1)       Outcome #1: The homeowner is able to refinance the Loan – for example, by borrowing money from a bank. We accept the refinanced amount, which is lower than the face amount of the Loan (but still more than we paid for the Loan) as payment in full, and the homeowner stays in his or her house.

2)       Outcome #2: Even without refinancing, the homeowner is able to pay us a lump sum that we accept as payment in full for the Loan, and the homeowner stays in the house.

3)       Outcome #3: We and the homeowner agree to modify the terms of the Loan, i.e., the principal amount and/or the interest rate. After the homeowner has begun to make regular payments under the new terms, we may retain the Loan or sell it to a third party. In this situation, the homeowner also stays in his or her house.

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4)       Outcome #4: In situations where the property is vacant, or where the homeowner does not elect another resolution, we take ownership of the house and sell it. The homeowner may either sign the house over to us voluntarily (i.e., a deed in lieu of foreclosure) or we may be required to take legal action (i.e., to foreclose).

In general, our revenues come from five sources:

1)       The proceeds we receive when a Loan is refinanced under Outcome #1;

2)       The lump sum we received under Outcome #2;

3)       The proceeds we receive when a Loan is sold under Outcome #3;

4)       The proceeds we receive when a house is sold under Outcome #4; and

5)       Any Loan payments we receive from the homeowner along the way.

We make a profit when the sum of these revenues exceeds the price we paid for the Loans, after subtracting all our expenses (e.g., management, servicing, legal and other costs).

Operating Agreement

The Company is governed by an Operating Agreement dated January 21, 2016, which we refer to as the “Operating Agreement.” A copy of the Operating Agreement was filed with the SEC as Exhibit 1A-2B of the Offering Circular we filed as part of our initial offering of securities under Regulation A.

Under the Operating Agreement, the owners of the Company are referred to as “Members.”

The “capital account” of a Class A Member who purchased an interest in our Offering will generally be equal to the amount the Member paid for the Class A Interest, minus the amount of capital that has been returned to the Member.

Management

Business Management

Under the Operating Agreement, the Company is managed by American Homeowner Preservation Management, LLC, which we refer to as the “Managing Member.” The Operating Agreement gives the Managing Member exclusive control over all aspects of the Company’s business. Other members of the Company, including holders of our Class A Interests (whether purchased in our initial Regulation A Offering (the “Offering”) or from another member (“Class A Members”), have no right to participate in the management of the Company.

Investment Management

The Managing Member has delegated responsibility and authority for making investment and trading decisions to AHP Capital Management LLC, which we refer to as the “Investment Manager,” pursuant to an Investment Advisory and Management Services Agreement dated January 27, 2016, which we refer to as the “IMA.” A copy of the IMA is filed as an Exhibit to the Offering Circular. The Investment Manager is currently exempt from registration as an investment advisor with both the Securities and Exchange Commission and the State of Illinois. Pursuant to an Asset Management Agreement date March 1, 2018, the Investment Manager has designated AHP Servicing LLC, or “AHPS,” as the asset manager for certain mortgage loans held by the Company.

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Management Fees

The Managing Member charges the Company a management fee equal to 0.1667% of the total capital accounts of all of its Members as of the last day of each calendar month, or approximately 2% of the capital accounts per year, plus $60 per month for each active asset. The $60 monthly asset management fee has been waived, however, for assets serviced by AHPS. The Managing Member is responsible for the compensation of the Investment Manager.

Our Affiliates

American Homeowner Preservation, LLC, or “AHP,” is an affiliate of the Company. The Managing Member of the Company is also the managing member of AHP, and the Investment Manager of the Company is also the investment manager of AHP. AHP is also in the same business as the Company, i.e., buying distressed mortgage loans and trying to work out amicable resolutions with homeowners.

AHPS is an affiliate of the Company. The Company and AHPS are both subsidiaries of Neighborhoods United, LLC. AHPS is the servicer for the majority of the loans owned by the Company as well as the asset manager for certain loans. In addition to servicing loans, AHPS also engages in the same business as the Company, i.e., buying and resolving distressed loans.

AHP Title Holdings LLC (“AHP Title”) is also an affiliate of the Company and engages in the same line of business as the Company (i.e. buying and resolving distressed loans). It also engages in the business of making credit improvement loans and the issuance of title insurance policies. AHP Title is managed by a Board of Directors, which is in turn controlled by Jorge Newbery, a direct or indirect owner of each of the Company, AHP, AHPS and AHP Title.

PREREO LLC or “preREO” is a subsidiary of the Company. PreREO offers an online marketplace for buying and selling of distressed loans. PreREO will also engage in the same line of business (i.e. buying and resolving distressed loans). PreREO is a single member limited liability company with the Company as the sole member. The operating results of preREO are included in the consolidated financial statements of the Company.

PreREO is also licensed as a real estate broker in Louisiana. As a licensed broker, preREO LLC may receive referral fees, typically 1% of the sales price, from other licensed real estate brokers as part of the disposition of real estate, including property owned by the Company.

The Company has additional affiliates including Americas Trustee Services, a national trustee services company, AHP 75 LLC, a Louisiana real estate broker licensee company which provides real estate brokerage services, and Debt Cleanse Group Legal Services, LLC which provides credit repair and consumer education services.

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Resolutions

To resolve a Loan, we contact the homeowner and try to achieve a consensual, mutually satisfactory resolution. These are the circumstances that lead to each resolution and what is expected in each case:

Reinstatement of the Loan	Where the borrower is willing and able, he or she can bring the loan current either in a lump sum or by making payments over time. After the loan is current, we may sell the loan.
Settlement of the Loan	When the borrower (i) has a short sale buyer, (ii) can refinance, or (iii) otherwise has cash on hand, we might accept a payoff of the loan for less than its face amount.
Modification of the Loan	When the borrower cannot bring the loan current or pay it off, we might allow a modification that involves lowering the interest rate, extending the term, or reducing the principal. After the modified loan is current, we may sell the loan.
Deed in Lieu of Foreclosure	When the property is vacant or the homeowner no longer wishes to keep the property, we might accept a voluntary deed in lieu of foreclosure, giving us ownership of the home. Depending on the circumstances, we may pay the homeowner for the deed. In either case, we will end up selling the property.
Involuntary Foreclosure	As a last resort, we can foreclose on the property and sell it. Sometimes, a homeowner who has been willing to speak with us will change his or her mind when we begin foreclosure proceedings. Involuntary foreclosure often yields a lower recovery than consensual solutions and we try to avoid it.

The impact of COVID-19 and the economic fallout resulting from the pandemic had an impact on our resolutions. However, various federal, state, and local residential mortgage foreclosure moratoriums and the suspension of many state court proceedings have largely expired and we can now pursue foreclosure as an option.

Key Positions

The following are the key positions in the operations of the Company:

–	Vice President, Trading. The Vice President, Trading is responsible for all matters regarding the purchase and sale of mortgage pools. Duties include building and maintaining relations with loan sellers, purchasers, and brokers, negotiating the purchase and sale of mortgage pools, analyzing due diligence materials for purchases, and handling legal documentation for the transactions.

–	Vice President, Loss Mitigation: The Chief Resolution Officer is responsible for directing our loss mitigation, foreclosure, and other resolution activities for loans and real estate owned. This includes establishing reconciliation strategies, optimizing user technologies, reviewing control reports for outliers, providing guidance on high-risk scenarios, and coordinating efforts between the separate roles.

–	Director of Servicing. The Director of Servicing is responsible for all general servicing matters for the loans we intend to service for affiliates and third parties, including taxes, escrow, periodic statements, collections calls, and systems oversight.

–	Due Diligence Specialists: Due Diligence Specialists run potential loan purchases through a rigorous screening process. Among other things, they seek to determine (i) an accurate value for the underlying real estate, (ii) the outstanding loan amount, (iii) the owner of the property, (iv) the amount of outstanding taxes on the underlying real estate, and (v) any encumbrances on the underlying real estate.

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–	Document and Collateral Specialists: A Document and Collateral Specialist run potential loan purchases through a rigorous screening process. Among other things, they seek to determine (i) an accurate value for the underlying real estate, (ii) the outstanding loan amount, (iii) the owner of the property, (iv) the amount of outstanding taxes on the underlying real estate, and (v) any encumbrances on the underlying real estate. Furthermore, the specialist verifies that all collateral needed to validate ownership and existence of the mortgage and property are obtained, imaged and recorded. This includes verification on newly purchased assets and the necessary creation of assignments, allonges, and lost document affidavits, as needed.

–	Litigation Coordinators: Litigation Coordinators manage the Company’s relationship with its attorney-vendor network, represent the Company at hearings and mediations, and handle all servicing-related activity that is required from the attorneys while assets are litigated, including bankruptcy activity, foreclosure complaints, evictions, quiet title actions, and tax sale reviews and challenges.

All of these roles are filled by AHPS, not the Company. The Company itself has no employees.

Loan Servicing

Collecting payments on loans is referred to as loan “servicing.” The Company itself does not service the loans that it acquires. Instead, it engages a third party.

The Company has entered into third party servicing agreements with SN Servicing Corporation and AHPS.

Leverage

The Company is permitted under its Operating Agreement and the terms of the Offering to borrow money to buy Loans or other assets, which is referred to as “leverage.” We have not employed leverage in our operations to date and at this time we have no plans to acquire any additional Loans. The Company will also incur liabilities in the nature of trade debt in the ordinary course of its business. If we were to borrow money to buy loans, the amount of the borrowing typically would not exceed 70% of the price of the loans.

Factors Likely to Impact the Performance of the Company

The ability of the Company to conduct its business successfully depends on several critical factors:

–	Availability of Reasonably Priced Loans: For the Company to succeed, it must be able to purchase distressed mortgage loans at a reasonable price. The volume of these loans skyrocketed during the recession of 2008-9, as homeowners were unable to make payments and financial institutions were forced to liquidate their portfolios. As the economy improved the number of distressed loans declined, creating a more competitive environment for the purchase of non-performing loans. The COVID-19 pandemic also caused a similar surge in seriously delinquent mortgage loans through the summer, but it remains to be seen whether recent positive economic developments will cause the supply of reasonably priced loans to increase or decrease.

–	Competition to Purchase Loans: We have been successful buying distressed mortgage loans. Although we believe the Investment Manager has special expertise, others have entered the market, bidding against us for distressed mortgage loans. At this time we do not intend to purchase any more loans.

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–	Availability of Credit to Homeowners: One way we liquidate the loans in our portfolio is when the loans are refinanced by a lender and the loan we hold is paid off, in whole or in part. If credit markets tighten, as they did in 2008-9, homeowners might not be able to refinance loans, or not as easily. According to the Urban Institute’s Housing Credit Availability Index, mortgage credit availability was just under 5% for the third quarter of 2020, an all-time low for that index. However, a Goldman Sachs report on the 2021 Credit Market Outlook showed that investor confidence was high and the prospects for greater economic growth in 2021 may lessen the credit crunch experienced during the height of the pandemic.

–	Housing Market and Property Condition: Another way we liquidate the loans in our portfolio is to take ownership of the house securing a loan and sell it. Historically low interest rates and large numbers of people fleeing large cities in favor of smaller metropolitan areas due to COVID-19 have caused home prices to rise to their highest levels in decades. While this trend has made it significantly more attractive to liquidate our Loans and sell the properties secured by them, if housing prices fall again, our profits may fall along with them. If property conditions deteriorate, the value of the property may decline irrespective of the housing market.

–	Interest Rates: Our business is sensitive to changes in interest rates. If interest rates fall, the value of the loans in our portfolio increases. If interest rates rise, the value of the loans in our portfolio decreases. According to Freddie Mac, current mortgage interest rates are at historic lows relative to pre-pandemic levels. This could suggest that interest rates may be more likely to go up from this point, but the countervailing impact of COVID-19 and the potential for new variants that could slow and/or reverse the economic recovery as the pandemic winds down could also cause these rates to remain the same or perhaps drop even further.

–	Changes in Laws: Current law allows us to conduct our business in the manner described in this section. However, the residential housing market in general and the residential mortgage market in particular are highly regulated by both the Federal government and by State governments. Many governments have imposed foreclosure moratoriums tied to the duration of the pandemic intended to assist homeowners as they deal with the fallout from the spread of the virus. While many experts believe that vaccines to fight the virus will be widely available to anyone who wants one as early as May with the potential for a return to “normalcy” by the end of the year, it is possible that the vaccines are not as effective against new variants as hoped for and that homeowners need additional assistance. In either instance, it is possible that federal, state, and local governments will intervene again to assist homeowners, causing a change in laws or regulations that could be adverse to our business.

–	Performance of Internal Systems: We continue to improve our internal systems and to adopt new systems. We rely heavily on these systems and expect we will be required to continually update, improve, and replace them in the future.

–	Ability to Attract Qualified Employees: Like many businesses, we rely on data and computer models and spreadsheets. Nevertheless, we are very much a “people business.” Our ability to continue to attract and retain highly skilled employees is a factor impacting the success of the Company. If labor markets tighten as a result of a potential economic recovery from COVID-19, it is possible that it might be more difficult to attract and retain the right employees to help make the Company successful.

Offices and Employees

The Company’s offices are located at 440 LaSalle Street, Suite 1110, Chicago, IL 60605. The Company has no employees. For the year ended December 31, 2021, the Investment Manager used employees and services provided by employees of AHPS to fulfill the duties performed by the Key Positions. The Investment Manager’s total payroll related expenses during its most recent fiscal year was $0.

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Our Revenue

The revenue of the Company includes:

–	Payments we receive from homeowners with respect to their mortgage loans

–	Payments we receive from other borrowers with respect to their mortgage loans

–	Rental payments we receive from leased real estate

–	Proceeds we receive from the sale of loans

–	Proceeds we receive from the sale of houses or other assets

–	Proceeds we receive when a homeowner pays off a loan

–	Payments we receive from homeowners or other borrowers to accept a deed in lieu of foreclosure

Our Operating Costs and Expenses

The Company incurs a variety of costs and expenses, including:

–	Management fees

–	The costs of the Offering

–	Costs incurred in finding, evaluating, and purchasing Loans and other property

–	Commissions

–	Settlement charges, including title charges

–	Custodial, administrative, legal, accounting, auditing, record-keeping, appraisal, tax form preparation, compliance and consulting costs and expenses

–	Loan servicing and property inspection and preservation fees

–	Investor communications

–	Insurance premiums

–	Taxes and fees imposed by governmental entities and regulatory organizations

–	Bank and escrow fees

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The Trust

The Company, AHPS, and AHP Title are beneficial owners of different series of the American Homeowner Preservation Trust (the “Trust”), which was established by an Amended and Restated Trust Agreement (the “Trust Agreement”) by and among the Company, AHP, the Investment Manager, and U.S. Bank Trust National Association (“U.S. Bank”), which serves as the trustee of the Trust, dated October 29, 2014. A copy of the Trust Agreement is filed as an Exhibit to the Offering Circular.

The Trust is treated as a “grantor trust” for tax purposes, with the result that all of its income and losses are reported on the tax return of the Company as the sole beneficial owner

Under the terms of the Trust Agreement, substantially all of the assets of the Company will be held by the Trust and managed by the Investment Manager. Members are not parties to the Trust Agreement and have no personal interest in the Trust.

The Company has elected to structure its investment program through the Trust to address certain state licensing and registration requirements applicable to the mortgage loan industry.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operation

Operating Results

The operating period is from January 1, 2021 through December 31, 2021. During the operating period the Company had a net loss of ($394,863). The Company had total revenue of $2,248,701 with expenses of $2,643,564. Material expenses included asset management fees of $596,603, professional fees of $704,317 and loan servicing fees of $458,740. Additionally, personnel expenses of $680,881 from the consolidating subsidiary, preREO, contributed to the loss for the operating period.

The Company has total assets of $14,630,252 primarily consisting of mortgage loans and REO assets held for sale in the amount of $14,412,816. Total liabilities of $2,766,037 consist primarily of amounts due to related parties of $2,551,379.

Total equity of $11,864,215 was impacted in the current year by prior period adjustments. In the prior year the results of the subsidiary, preREO were not included in the financial results of the company. This resulted in a prior period adjustment to equity of ($394,344). Additionally, prior period costs that were capitalized into the mortgage loans held for sale asset through December 31, 2020 that were deemed to be non capitalizable costs. This resulted in a prior period adjustment to equity in the amount of ($2,875,395).

During the operating period, the Company did not acquire any additional mortgage loans.

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Liquidity and Capital Resources

We concluded our offer of Class A Interests pursuant to the Offering Circular, which was “qualified” by the Securities and Exchange Commission on May 25, 2016 (we refer to this as the “Offering”). As of the close of the Offering on May 24, 2018, we had raised $35,579,904 from the sale of Class A Interests in the Offering, the majority of which came in the final three months of the Offering.

To buy loans, we have used the proceeds from the Offering and advances from affiliatesDetails about our advances from affiliates can be found in the Independent Auditor’s Report included below.

Trends

After closing the offering, the Company dedicated significant resources to ensure that the influx of capital was deployed effectively into investments with attractive potential returns. This affected the timing of our earnings but positioned the Company well to generate future returns. As discussed in our 2017 annual report Form 1-K, our purchase of two hyper-distressed loan pools also affected the timing of our earnings.

Additionally, the Company was also impacted as a result of the COVID-19 pandemic. As unemployment surged as a result of government shutdowns in the spring, some of our borrowers lost their jobs and were unable to repay their Loans. This meant that we had to devote additional time and resources to reaching a resolution on these Loans and in some situations where we would normally pursue a foreclosure, we had to delay or seek alternative resolutions as a result of state moratoriums on mortgage foreclosures and disrupted court calendars.

While we expect these trends to continue in the short term, we believe there is significant cause for optimism regarding the Company’s potential moving forward. Among these reasons:

•	The U.S. government has made several recent and large interventions to lessen the economic burden of COVID-19. The American Rescue Plan in particular provided some of the most negatively impacted homeowners with up to $1,400 in direct cash payments as well as increased support for state and local governments, higher unemployment assistance, and greater financial benefits for families with children. All of these programs should mean more money in the pockets of homeowners and a greater ability to repay their Loans.

•	The United States currently has three vaccines authorized for emergency use to fight the COVID-19 pandemic with others potentially in the research and approval pipeline as well. To date, the U.S. has administered more than 100 million doses of one of these vaccines with all American adults projected to have access to a vaccine by the end of May. While some new coronavirus variants have emerged that have lowered the efficacy of these vaccines, all of these vaccines have proven very effective at reducing severe cases and mortality. All of these factors signal a potential end impact of the pandemic in the U.S. sometime in 2021 or 2022 and a return to the Company’s pre-pandemic operations along with it.

•	Surveys of both CEOs and consumer sentiment demonstrate greater confidence for an economic revival in 2021. A recent Goldman Sachs report revised its projections upward for U.S. economic growth in 2021 to 8%, up from just 2.3% in 2019. The February 2021 jobs report published by the Bureau of Labor Statistics showed that hiring rose by more than 379,000 jobs in February, with the unemployment rate holding steady at 6.2% (down from nearly 15% during the heigh of the pandemic). All of these signs show the potential for a “v-shaped” economic rebound, meaning more homeowners are able to repay their Loans and more homeowners in a position to modify a Loan in default.

•	Home prices are higher than they have been in a generation. With interests at historic lows and evidence that credit markets are loosening again after significant tightening during the height of the pandemic, conditions are ripe for a strong seller’s market. This means new loans will be originated to purchase homes and an easier market to sell homes for fair value once we receive title to the properties securing our Loans. All of these trends will only increase the profitability of the Company to our Investors.

Although we have no way of knowing if these trends will continue in the future, we believe that the balance of the evidence shows favorable operating conditions for the Company moving forward.

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Item 3. Directors and Officers

The Company itself has no employees. The information described below relates to services performed for AHP Capital Management LLC, the Company’s Investment Manager, unless otherwise indicated.

Names, Ages, Etc.

Name	Age	Position	Term of Office	Approximate Hours Per Week
Jorge Newbery	56	Chief Executive Officer, and Director	Mr. Newbery will remain in office until he resigns or is removed.	Full Time
Echeverria Newbery	54	Director	Ms. Newbery will remain in office until she resigns or is removed.	(Director)
Robert Camerota	63	Vice President	Mr. Camerota serves on an “at-will” basis.	Full Time
Eric Seabrook	43	President	Mr. Seabrook serves on an “at-will” basis.	Full Time
Charles E. Halko Jr.	54	Chief Financial Officer	Mr. Halko serves on an “at-will” basis	Full time
Leta McLaughlin	56	Director of Business Development	Ms. McLaughlin serves on an “at-will” basis.	20 Hours
Patrick McLaughlin	59	Vice President Title	Mr. McLaughlin serves on an “at-will” basis.	Full Time

Business Experience

Jorge Newbery, CEO and Director

Jorge Newbery founded American Homeowner Preservation LLC in 2008 as a nonprofit organization with a mission of keeping families at risk of foreclosure in their homes. In 2009, AHP transitioned to a for-profit entity, but AHP and the Company continue to operate with a dual purpose: to earn returns for Investors while seeking consensual solutions to help struggling homeowners keep their homes.

Mr. Newbery brings a wealth of real estate and mortgage experience to his role. He was the President of Budget Real Estate Inc. from 1995 to 2008, where he brokered over 1,000 troubled Department of Housing and Urban Development and real estate owned properties and acquired, renovated and operated over 200 distressed multi-family, single-family and commercial properties.

By 2004, Mr. Newbery owned more than 4,000 apartment units nationwide. Then financial disaster struck in the form of an ice storm on Christmas Even 2004 which devastated Mr. Newbery’s largest holding, the 1,100 unit Woodland Meadows complex in Columbus, Ohio. Mr. Newbery wound up in extended litigation with the insurer. Although the insurer eventually settled for $32 million, the settlement was too little, too late. Mr. Newbery lost everything and emerged $26 million in debt. The lessons learned from this experience formed the foundation for the establishment of AHP.

From 1992 to 1995, Mr. Newbery co-founded and operated Sunset Mortgage, which specialized in obtaining loans for homeowners faced with challenging credit hurdles.

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Echeverria Newbery, Director

Ms. Newbery earned her BA from Claremont McKenna College and her MS from the University of Illinois at Urbana-Champaign.

Ms. Newbery is a principal and minority owner of Neighborhoods United, LLC, which owns the majority of the Common Stock of the Company. Ms. Newbery contributed to American Homeowner Preservation LLC since its founding, most recently as Chief Operating Officer from September 2013 through March 2018.

Eric Seabrook, President, AHP Servicing

Eric Seabrook joined AHP Servicing in April 2021 as President. Mr. Seabrook has over 20 years of experience in the mortgage industry, specializing in loan servicing over the past 15 years. Mr. Seabrook is known for his ability to build loan servicing operations demonstrated by his success at both LenderLive and Matrix Servicing. Prior to joining AHP Servicing, Mr. Seabrook was Executive Vice President at Selene Finance, LP, where he was head of Business Development, Portfolio Management and Marketing. Mr. Seabrook’s experience includes management positions at PHH Mortgage, Sutherland Global, LenderLive, Matrix, and Ditech.

Robert Camerota, President AHP Mortgage Direct

Mr. Camerota joined the Company as Vice President in January 2020. Mr. Camerota is part of our Executive Leadership team; he specializes in loan origination. Mr. Camerota has been in the mortgage industry for over 30 years now. His is well known for his incredible expertise and remarkable loan origination process, along with his vast knowledge of mortgage operations.

Prior to joining the Company, Robert was the Senior Vice President at GMAC ResCap where he was head of mortgage operations. In that role, Mr.Camerota led the planning, management and administration phases of GMAC ResCAp, Consumer Services Operations Group, managing an annual budget of $132 million, including an oversight of 1st and 2nd mortgage fulfillment for GMAC Residential Retail.

Charles E. Halko Jr., Chief Financial Officer

Mr. Halko has been the Chief Financial Officer of the Company since July , 2021. In his role, Mr. Halko is responsible for all aspects of the financial management of AHP, including corporate tax strategies, treasury management, corporate and mortgage accounting and investor relations. He is a results-driven leader who offers broad management, with a concentration on internal controls and strategic planning to AHP management.

Prior to joining AHP, Mr. Halko served as the Chief Financial Officer of Selene Finance LP. Mr. Halko has more than 30 years in the financial services industry. Mr. Halko is a graduate of Fox School of Business of Temple University, with a bachelor’s degree in finance and real estate.

Leta McLaughlin, Director of Business Development

Mrs. Leta McLaughlin earned her bachelor's degree in journalism from California State University, Long Beach.

Mrs. McLaughlin joined the Company in September 2019 as Director of Business Development. Prior to joining the Company, from 2014 to 2019, Mrs. McLaughlin was the Director of Business Development for RockTop Partners and Ursus Holdings, where she sourced both buyers and sellers of residential loan portfolios, including financial institutions, mortgage companies, and private equity funds. Previously, Mrs. McLaughlin sold residential real estate in Northern California and worked in corporate private investigations.

12

Patrick McLaughlin, Vice President, Title

Mr. McLaughlin serves as Vice President, Title of the Company. Most recently, he was Managing Director of RockTop Partners, LLC, an alternative investment manager that specializes in distressed consumer credit markets and Ursus Holdings, LLC, which provides title curative services, consulting, investment services, analytics, and legal services to the mortgage industry. Prior to that, Mr. McLaughlin was President of First American Mortgage Services, the primary provider of national solutions for residential mortgage originators and servicers. Mr. McLaughlin’s responsibilities included business development, operational management, expansion of strategic partnerships, and financial reporting in the lender’s services segment. He holds a bachelor’s degree from the University of California, Los Angeles, a Juris Doctor from the University of San Francisco and is a member of the State Bar of California.

Legal Proceedings

Within the last five years, no Executive Officer or Significant Employee of the Company has been convicted of, or pleaded guilty or no contest to, any criminal matter, excluding traffic violations and other minor offenses.

Within the last five years, no Executive Officer or Significant Employee of the Company, no partnership of which an Executive Officer or Significant Employee was a general partner, and no corporation or other business association of which an Executive Officer or Significant Employee was an executive officer, has been a debtor in bankruptcy or any similar proceedings.

Family Relationships

Mr. Newbery and Ms. Newbery are married. Mr. McLaughlin and Ms. McLaughlin are married. There are no other family relationships among the directors, executive officers, and significant employees of the Company.

Compensation

Overview

The people who run the Company make money in (only) two ways: they receive compensation through the management fee paid to the Managing Member; and they receive distributions by owning a Class M Interest in the Company (but only after Investors have been paid in full). Both of these forms of compensation are discussed below.

The Company itself does not have any employees or payroll.

13

Management Fee Paid to Managing Member

The Company will pay the Managing Member a management fee equal to 0.1667% of the total capital accounts of all of the Members of the Company as of the last day of each calendar month, or approximately 2% of the capital accounts per year, plus a monthly fee of $60 for each active asset (loan). The “capital account” of a Member will generally be equal to the amount the Member paid for his or her interest in the Company, minus the amount of capital that has been returned to the Member.

The amount of the management fee depends on four factors:

–	How much capital is raised in the Offering;

–	How many loans the Company purchases;

–	When these loans are disposed of; and

–	How much capital has been returned to Members, if any.

The management fees paid in 2020 and 2021 were $615,945 and $596,603,respectively.

Item 4. Security Ownership of Management and Certain Securityholders

The ownership interests in the Company are referred to as “Interests.” the Company will have two kinds of Interests: “Class A Interests” and a “Class M Interest.” Investors will own the Class A Interests, while the Managing Member will own 100% of the Class M Interest. Class A Interests carry no voting rights. The Managing Member owns 100% of the Company’s voting securities.

Item 5. Interest of Management and Others In Certain Transactions

Ownership of Related Entities

Mr. Newbery and Ms. Newbery together own the majority of Neighborhoods United, which in turn owns 100% of both the Managing Member (American Homeowner Preservation Management, LLC) and the Investment Advisor (AHP Capital Management, LLC).

The Company pays the Managing Member a management fee equal to 0.1667% of the total capital accounts of all of the Members of the Company as of the last day of each calendar month, or approximately 2% of the capital accounts per year, plus an annual fee of $60 for each active asset (loan). As the owners of Neighborhoods United, Mr. Newbery and Ms. Newbery benefit indirectly from those fees.

If the Company is able to pay Class A Members the return due on their Class A Interests, any remaining profits are distributed to the Managing Member. Mr. Newbery and Ms. Newbery would benefit indirectly from those profits as well.

14

Activist Legal LLP

On November 14, 2016, Mr. Newbery became a partner in Activist Legal LLP, a law firm based in Washington D.C., which we refer to as “Activist Legal” (although Mr. Newbery is not a lawyer, Washington D.C. permits non-lawyers to be partners in law firms).

The firm represents creditors in several states and seeks to achieve consensual resolutions of delinquent mortgage loans and avoid litigation whenever possible. The firm provides these services through a network of qualified co-counsel.

The Company periodically engages Activist Legal to represent it in loan workout and foreclosure matters in connection with its business. Activist Legal will typically charge the Company (and its other clients) flat rates allowable under Fannie Mae rules. To date, the Company has paid Activist Legal $0 for services it has provided to the Company.

AHP Servicing LLC

On June 27, 2017, AHP Servicing LLC was organized in Delaware and began the state-by-state licensing process to become a national mortgage servicer. AHP Servicing intends to bring social responsibility, compassionate customer service, and the better use of technology to the servicing industry to improve outcomes for borrowers and lenders. AHPS services loans owned by the Company and other AHP entities, and services loans for third-parties. For the year ended December 31, 2021, the Company has paid AHP Servicing $637,491[1]for its servicing-related services it provided to the Company.

[1] Note to Company: Please provide fees paid to AHP Servicing, either cumulative “to date” or by year for the last 2 or 3 years.

AHP Servicing currently has outstanding one class of limited liability company interest, which we refer to as “Common Stock.” The Common Stock is owned 100% by Neighborhoods United. AHP Servicing is raising capital from investors in an offering under SEC Regulation A.

AHP Title Holdings LLC

On March 26, 2020, AHP Title Holdings LLC was organized in Delaware for the purpose of providing title insurance, buying and selling Mortgage Loans, and making credit improvement loans. AHP Title Holdings LLC filed its Offering Statement for its own Regulation A offering with the SEC and its offering was “qualified” by the SEC as of September 30, 2021.

All of the Common Stock of AHP Title Holdings is owned by American Homeowner Preservation Inc. which is in turn owned by Mr. and Mrs. Newbery.

Item 6. Other Information

None.

15

Item 7. Financial Statements

AMERICAN HOMEOWNER PRESERVATION 2015A+ LLC

CONSOLIDATED FINANCIAL STATEMENTS

As of And For The Year Ended December 31, 2021

And Report of Independent Auditor

16

AMERICAN HOMEOWNER PRESERVATION 2015A+ LLC

TABLE OF CONTENTS

REPORT OF INDEPENDENT AUDITOR	1-2

FINANCIAL STATEMENTS
Consolidated Balance Sheet	3
Consolidated Statement of Operations	4
Consolidated Statement of Cash Flows	5
Consolidated Statement of Members' Equity	6
Notes to the Consolidated Financial Statements	7-11

17

Report of Independent Auditor

To the Members

American Homeowner Preservation 2015A+, LLC

Chicago, Illinois

Opinion

We have audited the accompanying consolidated financial statements of American Homeowner Preservation 2015A+, LLC (the “Company”), which comprise the consolidated balance sheet as of December 31, 2021, and the related consolidated statements of operations, cash flows, and members’ equity for the year then ended, and the related notes to the financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of a Matter – Prior Period Adjustments

We also have audited the adjustments described in Note 1 that were applied to restate the 2020 consolidated financial statements to correct an error. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2020 consolidated financial statements of the Company, other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2020 consolidated financial statements taken as a whole.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are available to be issued.

18

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and, therefore, is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Rockville, Maryland

April 27, 2022

19

AMERICAN HOMEOWNER PRESERVATION 2015A+ LLC

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2021

ASSETS
Cash	$84,895
Account receivable	19,816
Mortgage loans held for sale	11,622,993
Real estate owned	2,789,823
Fixed assets	105,215
Other assets	7,510
Total Assets	$14,630,252

LIABILITIES AND MEMBERS’ EQUITY
Accounts payable and accrued expenses	$214,658
Due to related parties	2,551,379
Total Liabilities	2,766,037

Members' Equity	11,803,732
Noncontrolling Interests	60,483
Total Members' Equity	11,864,215
Total Liabilities and Members' Equity	$14,630,252

The accompanying notes to the financial statements are an integral part of this statement.

20

AMERICAN HOMEOWNER PRESERVATION 2015A+ LLC

CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2021

Revenue:
Fee revenue	$320,495
Gain on sale of assets	1,617,813
Lease revenue	19,781
Other revenue	31,250
Total Investment Loss	1,989,339

Net Interest Income:
Interest income	652,219
Interest expense	(392,857)
Net Interest Income	259,362
Total Revenue and Net Interest Income	2,248,701

Expenses:
Personnel expenses	680,881
Information technology and communications	177,245
Depreciation and amortization	7,169
Office and occupancy	2,394
Asset management fees	596,603
Professional fees	704,317
Loan servicing fees	458,740
Travel and entertainment	7,149
Other expenses	9,066
Total Expenses	2,643,564
Net Loss	$(394,863)

Attributable to:
Members' Equity	$(104,185)
Noncontrolling interests	(290,678)
Net Loss	$(394,863)

The accompanying notes to the financial statements are an integral part of this statement.

21

AMERICAN HOMEOWNER PRESERVATION 2015A+ LLC

CONSOLIDATED STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2021

Cash flows from operating activities:
Net loss	$(394,863)
Adjustments to reconcile net loss to net cash flows from operating activities:
Proceeds from sale of loans and real estate owned	5,688,598
Net realized gain on sale of loans and real estate owned	(545,115)
Depreciation and amortization	7,169
Changes in operating assets and liabilities:
Accounts receivable	68,423
Due from related party	304,268
Other assets	7,169
Accounts payable and accrued expenses	(31,796)
Due to related party	(650,076)
Net cash provided operating activities	4,453,777

Cash flows from investing activities:
Acquisition of property and equipment	(112,384)
Net cash used in investing activities	(112,384)

Cash flows from financing activities:
Distribution of class A units	(4,829,241)
Contribution of units noncontrolling interests	352,289
Distribution of units noncontrolling interests	(1,128)
Net cash used in financing activities	(4,478,080)

Change in cash and cash equivalents	(136,687)
Cash and cash equivalents, beginning of year	221,582
Cash and cash equivalents, end of year	$84,895

Supplemental disclosures of noncash operating and investing activities:
Gain on loan foreclosures for REO assets	$1,072,698
Non cash equity adjustment for prior period adjustment	$(2,875,395)
Non cash equity adjustment for prior period adjustment	$(394,344)

The accompanying notes to the financial statements are an integral part of this statement.

22

AMERICAN HOMEOWNER PRESERVATION 2015A+ LLC

CONSOLIDATED STATEMENT OF MEMBERS’ EQUITY

YEAR ENDED DECEMBER 31, 2021

	Class A Units	Class M Units	Noncontrolling Interest		Total

Balance, January 1, 2021	$19,996,897	$10,000	$–		$20,006,897
Beginning equity adjustment related to prior period adjustment (Note 1)	(2,875,395)	–	–		(2,875,395)
Beginning equity adjustment related to prior period adjustment (Note 1)	(394,344)	–	–		(394,344)
Contribution of units	–	–	352,289		352,289
Distribution of units	(4,829,241)	–	(1,128)		(4,830,369)
Pro-rate allocation of net loss	(104,185)	–	(290,678	)-	(394,863)
Balance, December 31, 2021	$11,793,732	$10,000	$60,483		$11,864,215

The accompanying notes to the financial statements are an integral part of this statement.

23

AMERICAN HOMEOWNER PRESERVATION 2015A+ LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

Note 1—Organization and nature of operations

American Homeowner Preservation 2015A+, LLC ("2015A+"), is a limited liability company organized on January 21, 2016 under the laws of state of Delaware. 2015A+ is wholly owned by its parent company, Neighborhoods United, LLC, a limited liability company organized under the laws of Delaware. 2015A+ was formed to purchase non-performing mortgage loans (loans that are secured by a mortgage on real estate and delinquent on payments).

On August 7, 2019 preREO LLC (“preREO”) was formed as a limited liability company under the laws of the state of Delaware. preREO was formed as a wholly-owned subsidiary of 2015A+. preREO is organized primarily to (i) provide an online marketplace to buy and sell distressed mortgage loans (the “Mortgage Loans”); (ii) provide local investors financing to acquire Mortgage Loans; and (iii) serve as a licensed real estate broker for the sale of vacant houses secured by Mortgage Loans.

The financial statements for the year ended December 31, 2020 were restated to include the effect of capitalized service fee costs. For the year ended December 31, 2020, service fee costs were included in the loan balance cost on the financial statements. As a result of this error, mortgage loans held for sale were overstated by $2,875,395 and the income statement was overstated by $2,875,395. As a result of the error, $2,875,395 is reflected as a beginning equity adjustment in the consolidated statement of members’ equity.

The financial statements for the year ended December 31, 2020 were restated to include the wholly-owned subsidiary preREO. For the year ended December 31, 2020, the results of preREO were not included in the financial statements. As a result of this error, accounts payable and accrued expenses were understated by $8,282, Due to a related party was understated by $386,062 and the income statement was overstated by $394,344. As a result of the error, $394,344 is reflected as a beginning equity adjustment in the consolidated statement of members’ equity.

Note 2—Summary of significant accounting policies

Basis of Accounting and Principles of Consolidation – The consolidated financial statements include 2015A+ and its wholly-owned subsidiary, preREO, together referred to as the “Company”. Intercompany transactions and balances are eliminated in consolidation. The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These consolidated financial statements are presented on the accrual basis of accounting in accordance with U.S. GAAP, whereby, revenues are recognized in the period earned and expenses when incurred.

Use of Estimates – The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates that affect certain reported amounts and disclosures. The Company is subject to uncertainty of future events; economic, environmental, and political factors; and changes in the business environment; therefore, actual results could differ from estimates. Accordingly, accounting estimates used in the preparation of the consolidated financial statements will change as new events occur, more experience is acquired, additional information is obtained, and the Company’s operating environment changes. Changes are made in estimates as circumstances warrant. Such changes in estimates are reflected in the statements.

Cash and Cash Equivalents – Cash and cash equivalents consist of cash held in bank deposit accounts and short-term, highly-liquid investments with original maturities of 90 days or less. The Company maintains its cash on deposit with a well-established and widely known bank headquartered in Ohio, which management considers to be financially stable and creditworthy. Deposited cash balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

24

AMERICAN HOMEOWNER PRESERVATION 2015A+ LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

Note 2—Summary of significant accounting policies (continued)

Accounts Receivable – Accounts receivable is comprised of client receivables that are recorded at the value of the revenue earned. The Company periodically reviews accounts receivable for collectability and establishes a valuation allowance for estimated uncollectible amounts. No allowance has been recorded as of December 31, 2021, as management has determined that all amounts are fully collectible.

Mortgage Loans Held for Sale and Revenue Recognition – Mortgage loans held for sale are carried at the lower of cost or market.

Gains and losses from the sale of mortgage loans held for sale are recognized based upon the difference between the sales proceeds and carrying value of the related loans upon sale and are recorded in gain on sale of mortgage loans held for sale on the statement of operations.

Sales proceeds reflect the cash received from investors through the sale of the loan and servicing release premium.

Mortgage loans held for sale are considered sold when the Company surrenders control over the financial assets. Control is considered to have been surrendered when the transferred assets have been isolated from the Company, beyond the reach of the Company and its creditors; the purchaser obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets; and the Company does not maintain effective control over the transferred assets through either an agreement that both entitles and obligates the Company to repurchase or redeem the transferred assets before their maturity or the ability to unilaterally cause the holder to return specific financial assets. The Company typically considers the above criteria to have been met upon acceptance and receipt of sales proceeds from the purchaser.

Other Real Estate Owned – Once an asset has been foreclosed, they are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. Physical possession of residential real estate property collateralizing a consumer mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. No allowance has been recorded as of December 31, 2021. Operating costs after acquisition are expensed as incurred.

Fixed Assets – Internal software development costs are capitalized during the application development stage. The costs capitalized related to external direct costs of materials and services related to the time spent on the project during the capitalization period. Costs related to internally developed software and software purchased for internal use, which are required to be capitalized pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 350-40. At December 31, 2021 capitalized software was still in the development stage and had not yet been put into production.

Fair Value of Other Financial Instruments – Due to their short-term nature, the carrying value of cash and cash equivalents, accounts receivable, other assets, accounts payable, and accrued expenses and due to related parties approximate their fair value at December 31, 2021.

25

AMERICAN HOMEOWNER PRESERVATION 2015A+ LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

Note 2—Summary of significant accounting policies (continued)

Revenue Recognition – FASB ASC 606, Revenue from Contracts with Customers (“ASC 606”), establishes principles for reporting information about the nature, amount, timing, and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied. The majority of the Company’s revenue generating transactions are not subject to ASC 606, including revenue generated from financial instruments, such as the Company’s mortgage loans, as well as revenue related to the Company’s mortgage servicing activities, as these activities are subject to other U.S. GAAP discussed elsewhere within the Company’s notes to consolidated financial statements.

Fee Revenue – The Company performs services to market and sell distressed assets between a seller and buyer in exchange for fees. Fees are recognized as the transaction is executed between the buyer and seller and all performance obligations are complete. Additionally, the Company receives royalty revenue from a contract for the sale of educational products in which it receives a percentage of the receipts as materials are sold. The revenue is recognized upon completion of the sale of the educational products at which time all performance obligations have been satisfied.

Interest Income – Interest income on mortgage loans held for sale is recognized for the period based upon the principal balance outstanding and contractual interest rates. Revenue recognition is discontinued when loans become 90 days delinquent or when, in management’s opinion, the recovery of principal and interest becomes doubtful and the mortgage loans held for sale are put on nonaccrual status.

Income Taxes – The Company has elected to be taxed as a partnership under the Internal Revenue Code. Accordingly, no federal income tax provision and state income taxes, to the extent possible, have been recorded in the consolidated financial statements, as all items of income and expense generated by the Company are reported on the members’ personal income tax returns. The Company has no federal or state tax examinations in process as of December 31, 2021.

Note 3—Mortgage loans held for sale

Mortgage loans held for sale are as follows at December 31, 2021:

Mortgage loan held for sale	$8,383,785
Deferred costs, net	3,239,208
Mortgage loans held for sale	$11,622,993

Note 4—Property and equipment, net

The following is a summary of property and equipment at December 31, 2021:

Property and equipment, at cost
Software	$170,240
(Less) accumulated depreciation	(65,025)
Total property and equipment, net	$105,215

Depreciation and amortization expense was $7,169 for the year ended December 31, 2021.

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AMERICAN HOMEOWNER PRESERVATION 2015A+ LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

Note 5—Members’ equity

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any debt, obligation, or liability.

2015A+’s Proposed Offering (the “Offering”) under Regulation A was qualified by the Securities and Exchange Commission (“SEC”) on July 26, 2018. Under the Offering, 2015A+ is offering for sale up to 5,000,000 shares of Series A Preferred Stock at a price of $10 per share.

preREO’s Proposed Offering (the “preREO Offering”) under Regulation A was qualified by the SEC on June 17, 2021. Under the preREO Offering, preREO is offering for sale up to 7,500,000 shares of Series A Preferred Stock at a price of $10 per share. Equity raised in the preREO Offering is included as a noncontrolling interest in the consolidated financial statements.

The Company allows for accredited and non-accredited investors in Series A Preferred Stock. The SEC has specified requirements that need to be met to be considered an accredited investor. Non-accredited investors have a limitation on how much can be invested in the Offering.

The Board of Directors has exclusive control over all aspects of the Company’s business. As a result, owners of Series A Preferred Stock have no right to participate in the management of the Company and do not have any voting rights.

Note 6—Related party transactions

In 2021, the Company executed shared services agreements with AHP Servicing LLC (“Servicing”) whereby Servicing performs certain duties for related parties in exchange for payment. These duties include performance of accounting and financial reporting functions, human resources activities, informational technology services, legal services, and investor relations support. For the year ended December 31, 2021, the Company recorded expense related to these shared service agreements in the amount of $34,461 and has recorded such amounts in professional fees in the statement of operations. Additionally, the agreement calls for the repayment of shared expenses or expenses paid on behalf of the related party by Servicing. The shared services agreements bears interest at 11% and is due in full on the maturity date of the agreement, December 1, 2022.

2015A+ has a loan servicing agreement with Servicing, a related party through common ownership. Both the 2015A+ and Servicing are subsidiaries of Neighborhoods United, LLC. Servicing performs asset management services and subservicing for 2015A+. The total amount due to Servicing is $1,831,829 and is included in due to related parties on the consolidated balance sheet as of December 31, 2021. Total fees recognized as expense from activities performed for 2015A+ was $637,491 for the year ended December 31, 2021.

preREO was formed to market mortgages held by the Company and third parties for sale to investors and is a subsidiary of AHP 2015A+. preREO LLC generates fee and commission income related to the sale of the mortgages. Servicing finances the sale of the mortgage loan to investors. The total amount due to Servicing from preREO is $629,164 and is included in due to related parties on the consolidated balance sheet as of December 31, 2021.

27

AMERICAN HOMEOWNER PRESERVATION 2015A+ LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

Note 6—Related party transactions (continued)

AHP Capital Management LLC (the "Investment Adviser"), also a subsidiary of Neighborhoods United, LLC, provides investment advisory services to the Company. 2015A+ will bear a monthly management fee to the Investment Adviser equal to 0.1667% (2% annually) of the aggregate capital accounts of the members as of the last day of each calendar month. The Company will bear a monthly fee of $60 to AHPS for each active asset of the Company. Such management fee shall be paid to the managing member no later than the 15th day of the following month. The Company will also bear fees, costs, and expenses as reasonably determined by the managing member. The total amount due to the Investment Adviser is $90,385 and is included in due to related parties on the consolidated balance sheet as of December 31, 2021.

Note 7—Subsequent events

The Company has evaluated subsequent events through April 27, 2022, the date on which the financial statements were available to be issued. Based on the evaluation, no material events were identified which require adjustment or disclosure.

28

Exhibits

Exhibit 1A	Operating Agreement of the Company*

Exhibit 1B	Investment Advisory and Management Services Agreement*

Exhibit 1C	Trust Agreement*

*Filed previously

29

Signatures

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on May 2, 2022.

AMERICAN HOMEOWNER PRESERVATION
2015A+, LLC

By: /s/ Jorge Newbery
Jorge newbery, President & CEO

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Charles E. Halko

Charles E. Halko Jr., Chief Financial Officer

May 2, 2022

/s/ Jorge Newbery

Jorge Newbery, President and Chief Executive Officer

May 2, 2022